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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to NATCO Group Inc.'s Directors Compensation Plan, Employee Stock Incentive Plan and NATCO Stock Option Arrangement of our report dated March 5, 1999 relating to the consolidated balance sheets of NATCO Group Inc. (the "Company") as of March 31, 1997 and 1998 and December 31, 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years ended March 31, 1997 and 1998, and the nine month period ended December 31, 1998, included in the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission.


                                             /s/   KPMG LLP


Houston, Texas
March 7, 2000